EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 4, 2011, Metropolitan Health Networks, Inc. (“Metropolitan”) completed its previously announced acquisition of Continucare Corporation (“Continucare”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 26, 2011 (the “Merger”).

The following unaudited pro forma condensed combined financial information is based upon the historical audited and unaudited consolidated financial information of Metropolitan and Continucare and has been prepared to reflect the acquisition of all of the outstanding common stock and options of Continucare by Metropolitan.

Metropolitan’s fiscal year ends on December 31 while Continucare’s fiscal year ends on June 30. The unaudited pro forma condensed combined balance sheet data as of June 30, 2011 is based on the historical balance sheets of Metropolitan and Continucare as of that date and has been prepared to reflect the Merger as if it had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2010 and the six months ended June 30, 2011 combine the results of operations of Metropolitan for the year ended December 31, 2010 and the six months ended June 30, 2011 and for Continucare the twelve months ended December 31, 2010 and six months ended June 30, 2011, as though the Merger had occurred on January 1, 2010, the first day of Metropolitan’s 2010 fiscal year. The twelve month period ended December 31, 2010 for Continucare has been prepared using the results of Continucare for the four quarters ended December 31, 2010. The six month period ended June 30, 2011 for Continucare has been prepared using the results of Continucare for the two quarters ended June 30, 2011.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of operations. The historical consolidated financial statements of Continucare have been adjusted to reflect certain reclassifications that conform to Metropolitan’s financial statement presentation.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Metropolitan and Continucare been a combined company as of or during the periods specified.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based upon and should be read in conjunction with Metropolitan’s and Continucare’s historical consolidated financial statements and accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP. The acquisition accounting for certain items, including property and equipment and identifiable intangible assets are dependent upon certain valuations that have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are based upon estimates and current preliminary information and may differ materially from actual amounts. For purposes of this unaudited pro forma condensed combined financial information, the Merger consideration has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The Merger consideration will be allocated among the fair values of the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the Merger. Any excess of the Merger consideration over the fair value of Continucare’s identifiable net assets will be recorded as goodwill. The final allocation is dependent upon the completion of the aforementioned valuations. The actual amounts recorded may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information and those differences could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial performance. The unaudited pro forma condensed combined statements of income do not include transaction related expenses that have not previously been expensed, which we estimate to be approximately $10.7 million. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor do the unaudited pro forma condensed combined statements of income include the effects of any other items directly attributable to the Merger that are not expected to have a continuing impact on the combined results of operations.

Metropolitan and Continucare

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2011
(in thousands)

	Historical		Pro Forma Adjustments
	Metropolitan	Continucare	Reclass - ifications	Merger & Financing (b)	Allocation of Merger Consideration (c)		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and equivalents	$9,567	$50,481		$(60,048)			$-
Investments, at fair value	39,926			(39,926)			-
Due from HMOs	18,388	19,576					37,964
Prepaid income taxes	1,252			2,093			3,345
Deferred income taxes	405	643					1,048
Prepaid expenses and other current assets	3,445	4,870					8,315
TOTAL CURRENT ASSETS	72,983	75,570		(97,881)			50,672

PROPERTY AND EQUIPMENT, net	2,937	16,084					19,021
RESTRICTED CASH AND INVESTMENTS	3,869	-		(3,869)			-
DEFERRED INCOME TAXES, net of current portion	1,648	3,179					4,827
DEFERRED FINANCING COSTS				10,835			10,835
OTHER INTANGIBLE ASSETS	475	6,308			$104,285		104,760
					(6,308)
GOODWILL	5,885	79,626			274,257		280,142
					(79,626)
OTHER ASSETS	2,498	138					2,636
INVESTMENT IN CONTINUCARE				417,025	(417,025)	(d)	-
TOTAL ASSETS	$90,295	$180,905		$326,110	$(124,417)		$472,893

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$541	$1,755					$2,296
Accrued payroll and payroll taxes	2,513	-	$2,639	(a)			5,152
Accrued expenses	3,238	8,609	(2,639)	(a)			9,208
Income taxes payable		262		$(262)			-
Revolving credit facility				19,382			19,382
Current portion of long-term debt	692			12,000			12,692
TOTAL CURRENT LIABILITIES	6,984	10,626		31,120			48,730
DEFERRED INCOME TAX LIABILITIES		8,079			$37,600		45,679
LONG-TERM DEBT, net of current portion and original issue discount	227			291,753			291,980
OTHER LONG-TERM LIABILITIES		183					183
TOTAL LIABILITIES	7,211	18,888		322,873	37,600		386,572

STOCKHOLDERS' EQUITY
Series A preferred stock	500						500
Common stock	41	6		3	(6)	(e)	44
Additional paid-in capital	23,895	109,937		11,538	(109,937)	(e)	35,433
Retained earnings	58,648	52,074		(8,304)	(52,074)	(e)	50,344
TOTAL STOCKHOLDERS' EQUITY	83,084	162,017		3,237	(162,017)		86,321
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$90,295	$180,905		$326,110	$(124,417)		$472,893

See accompanying notes.

Metropolitan and Continucare

Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2010
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments
	Metropolitan	Continucare	Reclass- ifications		Merger and Financing		Allocation of Merger Consideration		Pro Forma Combined

REVENUE	$368,186	$318,820	$(35,396)	(f)					$651,610

MEDICAL EXPENSE
Medical claims expense	286,602	208,941	(35,565)	(f)(g)					459,978
Medical center costs	15,826	34,723	7,784	(g)(h)					58,333
Total Medical Expense	302,428	243,664	(27,781)						518,311
GROSS PROFIT	65,758	75,156	(7,615)						133,299

OTHER OPERATING EXPENSES
Administrative payroll, payroll taxes and benefits	15,419	16,592							32,011
General and administrative	8,669	20,180	(7,615)	(h)			$8,625	(m)	26,001
			(2,343)	(j)			(1,515)	(m)
Marketing and advertising	385	.	2,343	(j)					2,728
Total Other Operating Expenses	24,473	36,772	(7,615)				7,110		60,740
INCOME FROM OPERATIONS	41,285	38,384	-				(7,110)		72,559

OTHER INCOME (EXPENSE)
Investment income, net	328	74					(402)	(o)	-
Interest expense		(121)			$(34,334)	(k)			(34,455)
Other expense, net	(28)								(28)
Total other income	300	(47)	-		(34,334)		(402)		(34,483)
INCOME BEFORE INCOME TAXES	41,585	38,337	-		(34,334)		(7,512)		38,076
INCOME TAX EXPENSE	15,884	14,767			(13,253)	(l)	(2,900)	(l)	14,498
NET INCOME	$25,701	$23,570	$-		$(21,081)		$(4,612)		$23,578

Earnings per common share
Basic EPS	$0.65	$0.39							$0.56	(p)
Diluted EPS	$0.62	$0.38							$0.53	(p)

See accompanying notes.

Metropolitan and Continucare

Unaudited Pro Forma Condensed Combined Statement of Income
Six Months Ended June 30, 2011
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments
	Metropolitan	Continucare	Reclass- ifications		Merger and Financing		Allocation of Merger Consideration		Pro Forma Combined

REVENUE	$191,986	$174,201	$(18,279)	(f)					$347,908

MEDICAL EXPENSE
Medical claims expense	147,213	113,162	(18,409)	(f)(g)					241,966
Medical center costs	9,001	20,281	4,634	(g)(h)					33,916
Total Medical Expense	156,214	133,443	(13,775)						275,882
GROSS PROFIT	35,772	40,758	(4,504)						72,026

OTHER OPERATING EXPENSES
Administrative payroll, payroll taxes and benefits	7,960	8,963							16,923
General and administrative	5,552	11,404	(4,504)	(h)			$4,313	(m)	13,599
			(1,000)	(i)			(1,034)	(m)
		-	(1,132)	(j)
Marketing and advertising	120	.	1,132	(j)					1,252
Total Other Operating Expenses	13,632	20,367	(5,504)				3,279		31,774
INCOME FROM OPERATIONS	22,140	20,391	1,000				(3,279)		40,252

OTHER INCOME (EXPENSE)
Transaction costs		(2,489)	(1,000)	(i)			3,489	(n)	-
Investment income, net	464	171					(635)	(o)	-
Interest expense					$(16,401)	(k)			(16,401)
Other expense, net	(15)	-							(15)
Total other income	449	(2,318)	(1,000)		(16,401)		2,854		(16,416)
INCOME BEFORE INCOME TAXES	22,589	18,073	-		(16,401)		(425)		23,836
INCOME TAX EXPENSE	8,697	6,152			(6,331)	(l)	(164)	(l)	8,354
NET INCOME	$13,892	$11,921	$-		$(10,070)		$(261)		$15,482

Earnings per common share
Basic EPS	$0.35	$0.20							$0.36	(p)
Diluted EPS	$0.33	$0.19							$0.35	(p)

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — BASIS OF PRESENTATION

On October 4, 2011, Metropolitan Health Networks, Inc. (“Metropolitan”) completed its previously announced acquisition of Continucare Corporation (“Continucare”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 26, 2011 (the “Merger”).  The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with the provisions of the authoritative guidance for business combinations using the acquisition method of accounting in which Metropolitan acquired all of the outstanding equity securities of Continucare.

Continucare’s fiscal year end is June 30. Metropolitan’s historical financial statements are based on a calendar year. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 for Continucare has been prepared using the quarterly results of Continucare for the four quarters ended December 31, 2010. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 is based on the audited financial statements of Metropolitan. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2011 are based on the unaudited quarterly results of Continucare and Metropolitan. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2011 and for the fiscal year ended December 31, 2010, give effect to the Merger and related financing activities as if these transactions had been consummated on January 1, 2010.

The accompanying unaudited pro forma condensed combined financial information presents the pro forma combined financial position and results of operations based upon the historical financial statements of Metropolitan and Continucare, after giving effect to the Merger, related financing activities and other adjustments. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor do the unaudited pro forma condensed combined statements of income include the effects of any other items directly attributable to the Merger that are not expected to have a continuing impact on the combined results of operations.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Merger and related financing activities as if the transaction had been consummated on June 30, 2011, and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available.

NOTE 2 — ALLOCATION OF MERGER CONSIDERATION

The Merger Agreement with Continucare provided for Metropolitan’s acquisition of all of the outstanding equity securities of Continucare. Each share of Continucare common stock outstanding immediately prior to the closing was converted into the right to receive 0.0414 of a share of Metropolitan common stock and $6.25 in cash, without interest. No fractional shares of Metropolitan common stock were issued in the Merger and Continucare stockholders received cash in lieu of fractional shares. The Merger agreement also provides for the vesting and cancellation of all Continucare stock options and the payment of $6.45 in cash per option less the exercise price of the options. The total value of the transaction was approximately $417.0 million, excluding transaction and financing fees.

Upon completion of the Merger, the former Continucare stockholders owned approximately 5.8% of Metropolitan’s outstanding common stock.

Metropolitan had $315 million of long-term financing outstanding at the time of consummation of the Merger. At the time of close, there was sufficient cash on hand to fund the Merger and Metropolitan did not borrow funds under the revolving credit facility.

The following table identifies the Merger consideration paid to Continucare stock and option holders at the effective time and a preliminary allocation of the Merger consideration to the assets to be acquired and the liabilities to be assumed follows (in thousands, except per share or per option amounts):

Merger consideration:
Cash consideration:
Shares of Continucare common stock acquired	61,402
Cash consideration paid per share per the Merger Agreement	$6.25
$383,763

Price per option	$6.45
Weighted average exercise price	$2.80
Net cash paid per option	$3.65
Number of Continucare options acquired	5,951
$21,721
Total cash consideration	$405,484
Metropolitan equity consideration:
Shares of Continucare common stock acquired	61,402
Exchange rate per Merger Agreement	0.0414
2,545
Metropolitan closing price per share at October 4, 2011	$4.54
Total equity consideration	$11,541
Total Merger consideration to Continucare equity holders	$417,025

Allocation of Merger consideration to assets acquired and liabilities assumed (in thousands):

	Continucare Historical Balances as of June 30, 2011	Fair Value Adjustments	Allocation of Merger Consideration
Cash and equivalents	$50,481		$50,481
Due from HMOs	19,576		19,576
Deferred tax assets	3,822		3,822
Prepaid exenses and ther current assets	4,870		4,870
Property and equipment, net	16,084		16,084
Indentifiable intangible assets	6,308	$97,977	104,285
Other assets	138		138
Accounts payable	(1,755)		(1,755)
Accrued expenses	(8,609)		(8,609)
Income taxes payable	(262)		(262)
Deferred tax liabilities	(8,079)	(37,600)	(45,679)
Other liabilities	(183)		(183)
Total identifiable net assets	82,391	60,377	142,768
Goodwill	79,626	194,631	274,257
Net assets	$162,017	$255,008	$417,025

The final Merger consideration allocation for certain items, including property and equipment and identifiable intangible assets are dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information for a definitive measurement. The actual amounts recorded may differ materially from the information presented herein.

The above estimated goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Estimated goodwill does not include pro forma adjustments for non-recurring items such as transaction costs and compensation payments. Goodwill is not amortized.

NOTE 3 — PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial information includes certain adjustments to conform the Continucare balance sheet and statement of income classifications to those of Metropolitan’s, to give effect to the Merger and Metropolitan’s financing activities and to adjust historical amounts to estimated fair value in connection with the Merger consideration allocation.

Acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  Total transaction costs related to the acquisition are estimated to be $14.1 million.

Unaudited pro forma condensed combined balance sheet adjustments

a)	To reclassify $2.6 million of Continucare accrued payroll and payroll taxes from accrued expenses to accrued payroll and payroll taxes.

b)
Metropolitan has entered into a $280 million senior secured credit facility and a $75 million second lien credit facility term loan (collectively, the “Credit Facility”) to fund a substantial portion of the Merger consideration. The $280 million senior secured credit facility includes a $40 million revolving credit facility. Various financing costs related to executing these debt instruments will be amortized over the terms of the loans.

Subject to various terms and conditions, Metropolitan may from time to time, borrow and repay funds under the revolving credit facility until its maturity date of October 4, 2016.  The revolving credit facility includes subfacilities for up to $15 million for letters of credit and $5 million for same day, “swingline” borrowings.

Borrowings under the senior secured credit facility bear interest at a rate per annum equal, at Metropolitan’s option, to LIBOR plus 5.5% or the Base Rate plus 4.5% for term loans, and LIBOR plus 5.0% or the Base Rate plus 4.0% for revolving loans.  The LIBOR rate is determined by reference to the London Interbank Offered Rate, subject to a minimum rate of 1.5%.  The Base Rate is determined by reference to the highest of (1) the Prime Rate quoted by the Wall Street Journal, (2) the applicable federal funds rate plus 0.50% and (3) LIBOR, subject to a minimum rate of 1.5%.  Metropolitan has elected the Libor rate for the $240 million senior secured credit facility and at October 4, 2011 the interest rate was 7.0%.

All obligations under the senior secured facility and second lien credit facility are guaranteed jointly and severally by substantially all of Metropolitan’s existing and future subsidiaries and are secured by a first and second priority security interest, respectively, in substantially all of Metropolitan’s and the guarantors’ existing and future assets.

Borrowings under the senior secured credit facility are subject to amortization at the following rates: 5.0% the first year, 7.5% the second year, 10.0% the third year, and 12.5% for each of the fourth and fifth years.  The balance of all borrowings under the senior secured credit facility is due and payable on the maturity date of October 4, 2016.

Metropolitan is also required to make prepayments (subject to certain basket amounts and exceptions) equal to 75% of excess cash flow (as defined in the loan agreement) which percentage decreases to 50% based on achievement of a total leverage ratio (defined as the ratio of Metropolitan’s aggregate outstanding indebtedness to its adjusted earnings before interest, income taxes, stock-based compensation and depreciation and amortization) not exceeding 2.0x as of the last day of each year.  Metropolitan expects that it will begin making excess cash flow payments in March, 2013.

The senior secured credit facility includes certain restrictive covenants and also requires Metropolitan to maintain total leverage, senior leverage and fixed charge coverage ratios, as defined in the Credit Facility, during the term of the agreement, tested quarterly.

Borrowings under the second lien credit facility bear interest equal to, at Metropolitan’s option, the LIBOR rate, with a floor of 1.75% plus 11.75%, or the Base Rate plus 10.75%.  The LIBOR floor under the second lien credit facility is 1.75%.  Metropolitan has selected the LIBOR rate loan and the interest rate is 13.5% at October 4, 2011.  The second lien credit facility is generally payable on the maturity date, October 4, 2017.  Prior to the repayment of all borrowings under the senior secured credit facility, Metropolitan may not make any prepayments without the prior written consent of the senior secured lenders.

To the extent a prepayment of borrowings under the second lien credit facility is permitted, the payment is subject to the following charges:  5.0% if the prepayment is made between May 4, 2013 and October 3, 2013, 3.0% if the prepayment is made between October 4, 2013 and October 3, 2014 and 2.0% if the prepayment is made between October 4, 2014 and October 3, 2015.  For prepayments prior to May 4, 2013, Metropolitan will be required to pay the estimated, discounted net present value of any interest payments that would have been required to have been made on or before May 4, 2013 and that are avoided by Metropolitan as a result of the prepayment plus 5% of the principal amount prepaid.

The second lien credit facility contains substantially the same covenants as the senior secured credit facility, except that the covenants in the Second Lien Credit Agreement are generally less restrictive than under the senior secured credit facility.

The pro forma financing activities related to the Merger, including both debt and equity financing and the related uses of funds, follows (in thousands, except per share amounts):

Financing sources:
Cash and investments		$103,843
New Debt:
$240 million senior secured credit facility	$240,000
$75 million second lien secured credit facility	$75,000
$40 million revolving credit facility	$19,382	334,382
Equity exchanged
Metropolitan common stock - $.001 par	3
Capital in excess of par value	11,538	11,541
		$449,766
Financing uses:
Consideration to acquire Continucare
Cash consideration		$405,484
Equity exchanged		11,541
Original issue discount ("OID") (recorded as a reduction to new debt)		11,247
Financing costs paid at closing		10,835
Expenses paid at closing (legal and professional)		10,659
		$449,766
Expenses related to merger closing:
Transaction expenses paid at closing		$10,659
Income tax benefit on transaction costs (1)		(2,355)
Charge to retained earnings		$8,304

(1)
  Certain transaction costs are not tax deductible when the stock of a company is acquired.  Therefore, the effective tax rate in 2011 will be substantially higher than the historical rate of Metropolitan.   The income tax benefit reflected in the above table is based on the amount of transaction costs that are expected to be deductible for income tax purposes.

c)
To adjust the tangible and identifiable intangible assets acquired and liabilities assumed based upon preliminary estimates of fair value and eliminate historical Continucare balances. The preliminary estimates of identifiable intangible assets follow (dollars in thousands):

Estimated Fair Value
Identifiable intangibles:
Finite Lived:
Customer relationships	$74,632
Trade name	29,020
Indefinite Lived:
Medicare license	633
$104,285

The excess of the Merger consideration for Continucare over the fair value of its identifiable net assets of $274.3 million is recorded as goodwill.

An adjustment to deferred tax liabilities related to the tax effect of fair value adjustments to identifiable intangible assets totaled $37.6 million.

d)	To allocate the total Merger consideration paid to Continucare stockholders to the assets acquired and liabilities assumed.

e)	To eliminate the historical stockholders’ equity balances of Continucare.

Unaudited pro forma condensed combined statement of income adjustments

Significant non-recurring one time charges have not been reflected in the condensed combined statements of income, including Merger-related transaction costs of $14.1 million.

f)	To reclassify the cost of stop loss insurance fees withheld by HMOs consistent with the methodology used by Metropolitan.

g)	To reclassify certain medical claims included in medical center costs to conform to Metropolitan’s presentation.

h)	To reclassify certain costs related to the operation of Continucare’s owned medical centers to conform to Metropolitan’s presentation.

i)	To reclassify transaction costs incurred by Metropolitan in the six month period ended June 30, 2011 to conform to Continucare’s presentation.

j)	To reclassify marketing costs in the Continucare statements of income to marketing and advertising expenses to conform to Metropolitan’s presentation.

k)	To add the interest expense, amortization of deferred financing and other financing fees (in thousands):

	Year ended December 31, 2010
	Debt Borrowing as of Merger Date	Deferred Costs and OID Related to Financing	Interest Expense and Amortization of OID	Deferred Cost Amortization	Other Fees	Total Increase to Interest Expense
Interest expense:
$240 million first lien credit facility	$240,000	$17,441	$18,584	$2,670	$100	$21,354
$75 million second lien credit facility	75,000	4,241	12,465	185	50	12,700
$40 million revolver (1)	19,382	400		80	200	280
	$334,382	$22,082	$31,049	$2,935	$350	$34,334

	Six months ended June 30, 2011
	Debt Borrowing as of Merger Date	Deferred Costs and OID Related to Financing	Interest Expense and Amortization of OID	Deferred Cost Amortization	Other Fees	Total Increase to Interest Expense
Interest expense:
$240 million first lien credit facility	$240,000	$17,441	$8,658	$1,365	$50	$10,073
$75 million second lien credit facility	75,000	4,241	6,057	106	25	6,188
$40 million revolver (1)	19,382	400		40	100	140
	$334,382	$22,082	$14,715	$1,511	$175	$16,401

(1)   For purposes of the June 30, 2011 pro forma balance sheet, cash in excess of cash on hand would have been required to close the transaction and we assumed advances against the revolving credit facility.  At the time of close, there was sufficient cash to fund the Merger and we did not borrow funds under the revolving credit facility.  Therefore, no interest expense for this borrowing was included in the pro forma information.

	Interest Rate Index and Margin	Rate at closing	Term (Years)
Interest rate and term:
$240 million first lien credit facility	LIBOR (1) + 5.50%	7.0%	5
$75 million second lien credit facility	LIBOR (2) + 11.75%	13.5%	6
$40 million revolver	LIBOR (1) + 5.0%	6.5%	5

(1) LIBOR - One month London Interbank Offered Rate with floor of 1.5%
(2) LIBOR - One month London Interbank Offered Rate with floor of 1.75%

A change in LIBOR of 1/8th percent would not increase or decrease interest expense because of the LIBOR floor.

l)	To adjust the income tax provision for the pro forma adjustments to reflect the pro forma combined company estimated effective income tax rate of 38.6%.

m)
To eliminate $1.5 million and $1.0 million for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively, of historical Continucare intangible amortization expense and replace with preliminary amortization amounts based upon the preliminary fair value of  intangible assets. The computation of the preliminary amortization amounts follow (dollars in thousands):

			Amortization Expense
	Estimated Fair Value	Estimated Weighted Average Life	Year Ended December 31, 2010	Six Months Ended June 30, 2011

Customer relationships	$74,632	10	$7,464	$3,733
Trade name	29,020	25	1,161	580
Medicare license	633	-	-	-
	$104,285		$8,625	$4,313

n)	To eliminate direct nonrecurring transaction expenses incurred in the six months ended June 30, 2011 as a result of the Merger.

o)	To reflect the reversal of investment income as a result of short-term investments being used in the Merger consideration.

p)
Pro forma earnings per common share are based upon the weighted average number of common shares outstanding. Metropolitan’s weighted average shares — basic for the year ended December 31, 2010 and six months ended June 30, 2011 have been increased by the 2.5 million shares of Metropolitan stock issued as the equity consideration to Continucare stockholders in the Merger transaction. The diluted calculation of pro forma earnings per common share includes the dilutive effect of Metropolitan’s stock options, restricted shares and convertible preferred stock. A computation of the pro forma earnings per common share follows (in thousands, except per share amounts):

	Year Ended December 31, 2010		Six Months Ended June 30, 2011
	Basic	Diluted	Basic	Diluted
Pro forma earnings per common share
Pro forma net income	$23,578	$23,578	$15,482	$15,482
Preferred stock dividend	(50)	-	(25)	-
Income available to common shareholders	$23,528	$23,578	$15,457	$15,482
Shares used in computation
Metropolitan weighted average basic shares	39,195	39,195	39,854	39,854
Issued to Continucare in connection with merger	2,545	2,545	2,545	2,545
Weighted average shares - basic computation	41,740	41,740	42,399	42,399
Dilutive effect of:
Convertible preferred stock		659		301
Nonvested common stock		523		556
Stock options		1,132		1,276
Weighted average shares - diluted computation		44,054		44,532

Pro forma earnings per common share	$0.56	$0.53	$0.36	$0.35

NOTE 4 — PRO FORMA ADJUSTED EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  In determining Adjusted EBITDA, stock-based compensation expense is considered an amortization item and is also added to net income in the Adjusted EBITDA calculation.  We believe that Adjusted EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allow investors to meaningfully trend and analyze the performance of our core cash operations.

The following table reconciles Adjusted EBITDA (Non-GAAP measure) to the reported pro forma net income for the year ended December 31, 2010 and the six months ended June 30, 2011 (in thousands):

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Net Income	$23,578	$15,482
Income tax expense	14,498	8,354
Interest expense	34,455	16,401
Depreciation and amortization	11,598	6,278
Stock-based compensation	3,898	2,428
Pro Forma adjusted EBITDA	$88,027	$48,943